Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of October 12, 2007 (the "Merger Agreement"), between Dicut Holdings, Inc., a Delaware corporation ("Dicut"), Silver Falcon Mining, Inc., a Delaware corporation ("Silver Falcon"), and Dicut KLM, Inc., a Delaware corporation ("KLM").

WHEREAS, on the date hereof, Dicut has authority to issue 10,000,000,000 shares of Class A Common Stock, $0.0001 par value per share, of which 7,014,498,842 shares are issued and outstanding, and 250,000,000 shares of Class B Common Stock, $0.0001 par value per share, of which 79,900,000 shares are issued and outstanding (such Class A Common Stock and Class B Common Stock shall be collectively referred to as the “Dicut Capital Stock”);

WHEREAS, on the date hereof, Silver Falcon has authority to issue 10,000,000,000 shares of common stock, $0.0001 par value per share, of which 1,000 shares are issued, outstanding and owned by Dicut, and 250,000,000 shares of Class B Common Stock, $0.0001 par value per share, of which no shares are outstanding (such Class A Common Stock and Class B Common Stock shall be collectively referred to as the “Silver Falcon Capital Stock”);

WHEREAS, on the date hereof, KLM has authority to issue 10,000,000,000 shares of common stock, $0.0001 par value per share, of which 1,000 shares are issued, outstanding and owned by Silver Falcon, and 250,000,000 shares of Class B Common Stock, $0.0001 par value per share, of which no shares are outstanding (such Class A Common Stock and Class B Common Stock shall be collectively referred to as the “KLM Capital Stock”);

WHEREAS, the respective Boards of Directors of Dicut, KLM, and Silver Falcon have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 251(G) of the Delaware General Corporation Law, under which Silver Falcon would survive as the holding company, by the merger of Dicut with and into KLM, and with each holder of Dicut Capital Stock receiving one share of Silver Falcon Capital Stock of the same class in exchange for such share of Dicut Capital Stock;

WHEREAS, under the respective certificates of incorporation of Dicut and Silver Falcon, the Dicut Capital Stock has the same designations, rights and powers and preferences, and the qualifications, limitations and restrictions thereof, as the Silver Falcon Capital Stock which will be exchanged therefor pursuant to the holding company reorganization;

WHEREAS, the certificate of incorporation and bylaws of Silver Falcon, as the holding company, immediately following the merger will contain provisions identical to the certificate of incorporation and bylaws of Dicut immediately prior to the merger, other than differences permitted by Section 251(G) of the Delaware General Corporation Law;

WHEREAS, the certificate of incorporation of Dicut is identical to the certificate of incorporation of KLM immediately prior to the merger, other than differences permitted by Section 251(G) of the Delaware General Corporation Law pursuant to this Merger Agreement;

WHEREAS, the Boards of Directors of Dicut, Silver Falcon and KLM have approved this Merger Agreement, shareholder approval not being required pursuant to Section 251(G) of the Delaware General Corporation Law;

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, Dicut, KLM and Silver Falcon hereby agree as follows:

1.

Merger. Dicut shall be merged with and into KLM (the "Merger"), and KLM shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"). The Merger shall become effective upon the later of the date and time of filing a certified copy of this Merger Agreement with the Secretary of State of the State of Delaware in accordance with Section 251(G) of the Delaware General Corporation Law or October 15, 2007 (the "Effective Time").

2.

Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of KLM, in effect immediately prior to the Effective Time, shall be amended as set forth below and as so amended shall thereafter continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until further amended as provided therein and under the Delaware General Corporation Law.

             (a)   Article Four shall be amended to read in its entirety as follows:

            "FOURTH.  The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.0

+001 per share."

             (b)   Article Twelve shall be added and will read as follows:

            "TWELFTH.  Holding Company.  Any act or transaction by or involving the Corporation that requires for its adoption under the Delaware General Corporation Law or under this Certificate of Incorporation the approval of the Corporation's stockholders shall, pursuant to Section 251(G) of the Delaware General Corporation Law, require, in addition, the approval of the stockholders of the Corporation's holding company, Silver Falcon Holdings, Inc., or any successor by merger, by the same vote as is required by the Delaware General Corporation Law and/or by the Certificate of Incorporation of the Corporation."

3.

Succession. At the Effective Time, the separate corporate existence of Dicut shall cease, and KLM shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of Dicut, and KLM shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Dicut, including, without limitation, all outstanding indebtedness of Dicut, all in the manner and as more fully set forth in Section 251(G) of the Delaware General Corporation Law.

4.

Directors. The directors of Dicut immediately prior to the Effective Time shall be the directors of the Surviving Corporation and Silver Falcon at and after the Effective Time, to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

5.

Officers. The officers of Dicut immediately preceding the Effective Time shall be the officers of the Surviving Corporation and Silver Falcon at and after the Effective Time until their successors are duly elected and qualified.

6.

Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)

each share of Class A Common Stock of Dicut issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Class A Common Stock of Silver Falcon;

(b)

each share of Class B Common Stock of Dicut issued and outstanding immediately prior to the Effective Time shall be changed and converted into and shall be one fully paid and nonassessable share of Class B Common Stock of Silver Falcon;

(c)

each share of Dicut Capital Stock held in the of Dicut immediately prior to the Effective Time shall be cancelled and retired;

(d)

each option, warrant, purchase right, unit or other security of Dicut convertible into shares of Dicut Capital Stock shall become convertible into the same number of shares of the same class of Silver Falcon Capital Stock as such security would have received if the security had been converted into shares of Dicut Capital Stock immediately prior to the Effective Time, and Silver Falcon shall reserve for purposes of the exercise of such options, warrants, purchase rights, units or other securities an equal number of shares of Silver Falcon Capital Stock as Dicut had reserved; and

(e)

each share of Silver Falcon Capital Stock issued and outstanding in the name of Dicut immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of Silver Falcon Capital Stock.

7.

Other Agreements.   At the Effective Time, Silver Falcon shall assume any obligation of Dicut to deliver or make available shares of Dicut Capital Stock under any agreement or employee benefit plan not referred to in Paragraph 6 herein to which Dicut is a party.  Any reference to Dicut Capital Stock under any such agreement or employee benefit plan shall be deemed to be a reference to the same class of Silver Falcon Capital Stock which the share of Dicut Capital Stock is entitled to receive under this Merger Agreement, and one share of Silver Falcon Capital Stock of the same class shall be issuable in lieu of each share of Dicut Capital Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

8.

Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Dicut such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Dicut, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of Dicut or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

9.

Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of Dicut Capital Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Silver Falcon Capital Stock into which the shares of Dicut Capital Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of Silver Falcon and its transfer agent. The registered owner of any such outstanding certificate of Dicut Capital Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Silver Falcon or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of Silver Falcon Capital Stock, as the case may be, into which said certificate is convertible, as above provided.

10.

Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify or supplement this Merger Agreement prior to the Effective Time.

11.

Compliance with Section 251(G) of the Delaware General Corporation Law.  Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 251(G) of the Delaware General Corporation Law, including without limitation, the following:

a)

Certificate of Incorporation and By-Laws of Silver Falcon.  At the Effective Time, the Certificate of Incorporation and By-Laws of Silver Falcon shall be in the form of the Certificate of Incorporation and By-Laws of Dicut, as in effect immediately prior to the Effective Time.

b)

Directors and Officers of Silver Falcon.  At the Effective Time, the directors and officers of Dicut immediately prior to the Effective Time shall be the directors and officers of Silver Falcon, in the case of directors, until their successors are elected and qualified and, in the case of officers, to serve at the pleasure of the Board of Directors of Silver Falcon.

c)

Filings.  Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Delaware Secretary of State.  Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and Silver Falcon contemplated by this Agreement, each of the Surviving Corporation and Silver Falcon shall cause to be filed with the Delaware Secretary of State such certificates or documents required to give effect thereto.

12.

Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the board of directors of KLM, Silver Falcon and Dicut, by action of the board of directors of Dicut if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Dicut and its stockholders.

13.

Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

14.

Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

15.

Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Dicut, Silver Falcon and KLM have caused this Merger Agreement to be executed and delivered as of the date first above written.

DICUT HOLDINGS, INC., a Delaware corporation _________________________________ Name: Richard Kaiser Title: Vice President	SILVER FALCON MINING, INC., a Delaware corporation _________________________________ Name: Richard Kaiser Title: Vice President

DICUT KLM, INC., a Delaware corporation _________________________________ Name: Richard Kaiser Title: Vice President

CERTIFICATION

STATE OF GEORGIA

COUNTY OF DEKALB

Before me, a Notary Public in and for said County, personally appeared Pierre Quilliam, the Vice President of Dicut Holdings, Inc., Silver Falcon Mining, Inc. and Dicut KLM, Inc., on the ___ day of October, 2007, who certified that the foregoing Agreement and Plan of Merger was adopted by the board of directors of Dicut Holdings, Inc., Silver Falcon Mining, Inc. and Dicut KLM, Inc. pursuant to Section 251(G) of the Delaware General Corporation Law, and that the conditions in the first sentence of Section 251(G) have been satisfied.

IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed by notary seal on the day and year last aforesaid.

______________________________

Richard Kaiser

Sworn to and subscribed before me

the _____ day of October, 2007.

_______________________________

Commission Expires: _____________